Exhibit (i)(11)
CONSENT OF DECHERT LLP
We hereby consent to the reference to our firm under the caption “Fund Counsel” in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 14 to the Form N-1A Registration Statement of Morgan Stanley Series Funds, on behalf of its series Morgan Stanley Alternative Opportunities Fund, File No. 333-143505. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
/s/ Dechert LLP
New York, New York
November 30, 2009